Exhibit 10.11

GENERAL MARITIME CORPORATION

Amendment No. 1 to General Maritime Corporation’s 2001 Stock Incentive Plan

(as amended and restated, effective March 30, 2006)

Section 2.7(e) of the 2001 Stock Incentive Plan of General Maritime Corporation (the “Company”), as amended and restated (effective March 30, 2006), is hereby amended by adding the underscored sentence to the end thereof as set forth below:

(e)           Minimum Vesting Periods.  To the extent that vesting of restricted stock is based on the grantee’s continued employment (or other service) with the Company for a specified period, the shares of restricted stock shall not vest in full until the third anniversary of the grant date, provided, however, that in each calendar year the Committee may grant up to 76,597 restricted shares (subject to adjustment as provided in Section 3.7(a)) with shorter vesting periods to (i) non-employee directors in lieu of director fees, and (ii) new employees or consultants in connection with their commencing employment or other service.  For the avoidance of doubt, this Section 2.7(e) shall not preclude the accelerated vesting of restricted stock in the case of termination of employment, death, disability, Change in Control, or similar special circumstances.

December 18, 2006